Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 (Investment Company Act of 1940 file number 811-5870, amendment No. 30) of our reports dated October 26, 2007, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”) and of Master Senior Floating Rate LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2007, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 3, 2007